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                                                                   Exhibit 99.1

News Release

                       [LETTERHEAD:THE GILLETTE COMPANY]


Date:        January 28, 1998

For Release: Immediately


Contact:     David A. Fausch, Vice President, Corporate Public Relations
             (617) 421-7765
             Everett R. Howe, Vice President, Corporate Investor Relations
             (617) 421-7750



GILLETTE REPORTS RECORD RESULTS FOR THE FOURTH QUARTER AND TOTAL YEAR


Boston, MA - Sales, profit from operations, net income and basic net income per common share of The Gillette Company reached record levels for the fourth quarter and total year ended December 31, 1997.

Sales for the three months ended December 31, 1997, were $3.16 billion, a gain of 5% from $3 billion in 1996. Without the negative impact of exchange, sales would have increased by 10%. Profit from operations was $765 million, up 16% from $657 million a year earlier. Net income increased 18% to $471 million, compared with $398 million last year. Basic net income per common share of 84 cents climbed 17% from the 72 cents reported in the prior year's fourth quarter.

"For the 30th consecutive quarter, our basic earnings per share, before special charges, increased at a double-digit rate. This sustained growth was achieved despite the increasingly negative effects of exchange due to a strong dollar and economic weakness in some key markets," Alfred M. Zeien, chairman and chief executive officer, said today.

"Our plan for 1998 calls for a series of major new product introductions to drive both top- and bottom-line results," he added.

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Total year sales rose 4% to $10.06 billion, compared with $9.70 billion in 1996.
Profit from operations was $2.32 billion, an increase of 13% from the $2.05 billion of the year before. Net income of $1.43 billion climbed 16% from the $1.23 billion last year. Basic net income per common share of $2.55 compared with $2.22, a gain of 15% over that of the prior year.

All comparisons with 1996 results are before one-time costs related to the Duracell merger, which reduced 1996 profit from operations by $413 million, net income by $283 million and basic net income per common share by 51 cents in both the fourth quarter and the total year.

Results by business segment follow.

- The Company's BLADE AND RAZOR sales in the fourth quarter were moderately higher, and profits moved well above those of a year earlier. For the total year, sales rose modestly and profits were well above those of 1996.

- DURACELL sales in the fourth quarter advanced well above last year's level, while profits were considerably higher. For the total year, sales rose notably, and profits increased substantially over those of the prior year.

- Sales of BRAUN PRODUCTS in the fourth quarter were virtually unchanged, while profits increased significantly. For the total year, sales were slightly below those of 1996, while profits showed little change.

- TOILETRIES AND COSMETICS sales in the fourth quarter were virtually unchanged, while profits climbed sharply. For the total year, sales increased modestly and profits were substantially higher.

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-    Fourth quarter sales of STATIONERY PRODUCTS rose well above those of the previous year, while profits grew significantly. For the total year, sales were about the same as last year's, but profits climbed sharply.

- ORAL-B sales and profits for the fourth quarter and total year advanced significantly from those of 1996.


Net interest expense was higher for the fourth quarter and total year, while net exchange losses and the effective tax rate were lower in both periods.



This release contains certain "forward-looking" statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. The Company cautions investors that any such forward-looking statements made by the Company are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements. Investors should also be aware of factors that could have a negative impact on prospects and the consistency of progress. These include political, economic, or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the worldwide business in each of the Company's markets; competitive product, advertising, promotional and pricing activity; dependence on the rate of development and degree of acceptance of new product introductions in the marketplace; and the difficulty of forecasting sales at certain times in certain markets.



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The consolidated income account, excluding one-time merger-related costs, follows.

(Millions of dollars, except per share amounts)

                                                       Three Months Ended                   Total Year Ended
                                                          December 31                          December 31
                                                       ------------------                   ----------------
                                                     1997             1996               1997              1996
                                                   --------         --------           ---------         ---------
Net Sales                                          $3,160.2         $3,001.0           $10,062.1         $ 9,697.7
                                                   ========         ========           =========         =========

Profit from Operations (a)                         $  764.9         $  657.3           $ 2,323.5         $ 2,049.3
                                                   ========         ========           =========         =========

Income Before Income Taxes (a)                     $  732.9         $  622.5           $ 2,221.3         $ 1,938.0

Income Taxes                                          262.0            224.2               794.1             706.3
                                                   --------         --------           ---------         ---------

Net Income (b)                                        470.9            398.3             1,427.2           1,231.7

Preferred Stock Dividends                               1.2              1.1                 4.6               4.6
                                                   --------         --------           ---------         ---------

Net Income Available to
  Common Stockholders (b)                          $  469.7         $  397.2           $ 1,422.6         $ 1,227.1
                                                   ========         ========           =========         =========

Basic Net Income Per Common
  Share Before One-Time,
  Merger-Related Costs                             $   0.84         $   0.72           $    2.55         $    2.22

Effect of One-Time, Merger-
  Related Costs                                          --         $   0.51                  --         $    0.51
                                                   --------         --------           ---------         ---------

Net Income Per Common
  Share, Basic                                     $   0.84         $   0.21           $    2.55         $    1.71
                                                   ========         ========           =========         =========

Average Number of Common
  Shares Outstanding
  (Thousands)                                       560,189          555,117             558,851           553,501

Net Income Per Common
  Share, Assuming Full Dilution                    $   0.82         $   0.20           $    2.49          $   1.66



(a) Excludes $413 million for one-time, merger-related costs in the fourth quarter and total year 1996.

(b) Excludes $283 million for one-time, merger-related costs in the fourth quarter and total year 1996.

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